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                                                                     EXHIBIT 5.1


                          [JONES VARGAS LETTERHEAD]

                              September 19, 2000


Santa Fe Gaming Corporation
4949 North Rancho Road
Las Vegas, NV 89130

Re: Registration Statement on Form S-8 - 1995 Non-Employee Director Stock Option Plan (the "Plan")

Ladies and Gentlemen:

     We have acted as special Nevada counsel to Santa Fe Gaming Corporation, a Nevada corporation ("SFG") in connection with the registration by SFG on the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), of 100,000 shares (the "Shares") of SFG's common stock, par value $0.01 per share (the "SFG Common Stock").

     For the purpose or rendering the opinions contained herein, we have reviewed the Plan and the corporate actions taken by SFG in connection with the authorization of the Shares and have made such legal inquires as we deem necessary.

     In rendering the opinions contained herein, we have assumed and relied on the following: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such copies; (c) the truth of all factual matters stated therein; (d) the incumbency of all individuals referenced in any of the documents as being directors and/or officers of SFG; (e) the genuineness of all signatures appearing on any document not signed in our presence; (f) the legal capacity of all natural persons; (g) that all actions taken by the board of directors and stockholders of SFG in connection with the Plan were taken at meetings duly called and noticed in accordance with the laws of the state of Nevada and the articles of incorporation and bylaws of SFG; (h) that the Plan has been administered by SFG in accordance with its terms; (i) that upon the issuance of the Shares pursuant to the terms and conditions of the Plan, the total number of issued and outstanding shares of SFG Common Stock will not exceed one hundred million (100,000,000) shares; and (j) there are no other documents or agreements that have not been supplied to us that would have an effect on the opinions rendered herein.

     Based on the foregoing and in reliance thereon, we are of the opinion that:
(a) the Shares have been duly authorized for issuance pursuant to the Plan; and
(b) when issued upon the exercise of options granted under the Plan and paid for in accordance with the terms thereof, the Shares will be validly issued, fully paid and nonassessable.

     This opinion is limited to the laws of the state of Nevada; provided, however, we express no opinion on the securities laws of the state of Nevada.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement.   In giving this consent, we do not admit that we are
within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.


Very truly yours,

Jones Vargas